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                                                                   Exhibit 23.1

Consent of KPMG LLP, Independent Auditors

The Board of Directors and Stockholders
Netopia, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-75034, 333-65508, 333-51482, 333-37250, 333-74943 and 333-61845) on
Form S-8 of Netopia, Inc. of our report dated October 31, 2001, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, and our report on the related financial statement schedule, which report appears in the September 30, 2001, annual report on Form 10-K of Netopia, Inc.

                                          KPMG LLP

San Francisco, California
December 21, 2001